Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE dated as of January 15, 2016 is by and among ACE INA Holdings Inc., a corporation organized under the laws of the State of Delaware, (the “Successor Company”), The Chubb Corporation, a corporation organized under the laws of the State of New Jersey (the “Company”), ACE Limited, a company limited by shares (Aktiengesellschaft) under the laws of Switzerland (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), under the Indenture referred to below.

WHEREAS, the Trustee and the Company are parties to that certain Indenture, dated as of March 29, 2007 (the “Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of March 29, 2007, between the Company and the Trustee, pursuant to which the Company issued and has outstanding $1,000,000,000 aggregate principal amount of 6.375% capital securities due March 29, 2067 (collectively, the “Securities”).

WHEREAS, as permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this Second Supplemental Indenture, shall merge (referred to herein for purposes of Article Eight of the Indenture as the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation. The parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Articles Eight and Nine of the Indenture.

WHEREAS, as permitted by the terms of the Indenture, the Guarantor, simultaneously with the effectiveness of this Second Supplemental Indenture, shall guarantee the Securities on the terms provided for in this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company and the Successor Company hereby agree as follows:

Section 1. Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

Section 2. Interpretation.

(a) In this Second Supplemental Indenture, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any gender includes the other gender;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Second Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Second Supplemental Indenture or the Indenture;

(v) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi) reference to any Section means such Section of this Second Supplemental Indenture; and

(vii) the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b) No provision in this Second Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

Section 3. Assumption of Obligations.

(a) Pursuant to, and in compliance and accordance with, Section 801 and Section 802 of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest (including any Additional Interest) on all the Securities and the performance of every covenant and condition of the Indenture on the part of the Company to be performed or observed.

(b) Pursuant to, and in compliance and accordance with, Section 802 of the Indenture, the Successor Company succeeds to, and is substituted for, and may exercise every right and power of, the Company under the Indenture, with the same effect as if the Successor Company had been named as the Company in the Indenture.

Section 4. The Guarantee.

(a) Subject to Section 5, the Guarantor hereby unconditionally guarantees to each Holder of a Security the due and punctual payment of the principal of, any premium and interest on, and any Additional Amounts (as defined below) with respect to such Security, when and as the same shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such Security and of the Indenture. In case of the failure of the Company or the Successor Company punctually to pay any such principal, premium, interest, or Additional Amounts, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise, and as if such payment were made by the Company.

(b)(i) All payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the Securities shall be made by the Guarantor without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges, of whatever nature imposed or levied by or on behalf of the Cayman Islands, Bermuda or Switzerland (each, a “Taxing Jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or ruling promulgated thereunder) of a Taxing Jurisdiction or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a Taxing Jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, the Guarantor shall, subject to certain limitations and exceptions set forth below, pay to the Holder of any such Security such additional amounts (“Additional Amounts”) as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such Holder, after such withholding or deduction, shall not be less than the amount provided for in such Security and the Indenture to be then due and payable; provided, however, that the Guarantor shall not be required to make payment of such Additional Amounts for or on account of:

(A) any tax or governmental charge which would not have been imposed but for the fact that the Holder: (I) was a resident of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant Taxing Jurisdiction or otherwise had some connection with the relevant Taxing Jurisdiction other than the mere ownership of, or receipt of payment on, such Security; (II) presented such Security for payment in the relevant Taxing Jurisdiction, unless such Security could not have been presented for payment elsewhere; or (III) presented such Security for payment more than 30 days after the date on which the payment became due unless the Holder would have been entitled to such Additional Amounts if it had presented such Security for payment within the 30-day period;

(B) any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;

(C) any tax or other governmental charge that is imposed or withheld because of failure by the Holder of this Note to comply with any reasonable request by the Guarantor addressed to the Holder (I) to provide information concerning the nationality, residence or identity of the Holder or that of the beneficial owner of such Security; or (II) to make any claim or satisfy any information or reporting requirement, which in either case is required by the relevant Taxing Jurisdiction as a precondition to exemption from all or part of the tax or other governmental charge;

(D) any tax imposed on payments on such Security under sections 1471 through 1474 of the U.S. Internal Revenue Code of 1956, as amended (the “Internal Revenue Code”), any current or future regulations thereunder and official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code; or

(E) any combination of items (A), (B), (C) or (D) above.

nor shall Additional Amounts be paid with respect to any payment of the principal of or premium, if any, interest or any other amounts on, any such Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such Security to the extent such payment would be required by the laws of the relevant Taxing Jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of the Security.

(ii) Whenever in the Indenture or this Second Supplemental Indenture there is mentioned, in any context, the payment of the principal of or any premium, interest or any other amounts on, or in respect of any Security, such mention shall be deemed to include mention of the payment of Additional Amounts provided by the terms of this Fist Supplemental Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to such terms, and express mention of the payment of Additional Amounts (if applicable) in any provision hereof shall not be construed as excluding the payment of Additional Amounts in those provisions where such express mention is not made.

(iii) At least 10 days prior to the first interest payment date with respect to a series of Securities, and at least 10 days prior to each date of payment of principal or interest if there has been any change with respect to the matters set forth in the below-mentioned Guarantor’s Officer’s Certificate, the Guarantor shall furnish to the Trustee and the principal paying agent or paying agents, if other than the Trustee, a certificate signed by the Chairman of the Guarantor’s Board of Directors, a Vice Chairman, the President, the Chief Financial Officer, the Chief Investment Officer, the Chief Accounting Officer, the General Counsel or the Secretary of the Guarantor, that complies with the requirements of Section 314(e) of the Trustee Indenture Act (a “Guarantor’s Officer’s Certificate”) instructing the Trustee and such paying agent or paying agents whether such payment of principal of and premium, if any, interest or any other amounts on the Securities of such series shall be made to Holders of Securities of such series without withholding for or on account of any tax, fee, duty, assessment or other governmental charge described in this Section 4(b). If any such withholding shall be required, then such Guarantor’s Officer’s Certificate shall, specify by Taxing Jurisdiction the amount, if any, required to be withheld on such payments to such Holders of Securities, and the Guarantor agrees to pay to the Trustee or such paying agent the Additional Amounts required by this Section 4(b). The Guarantor covenants to indemnify the Trustee and any paying agent for, and to hold them harmless against, any loss, liability or expense reasonably incurred without negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any Guarantor’s Officer’s Certificate furnished pursuant to this Section 4(b)(ii).

(c) The Guarantor hereby agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute, irrevocable and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any Security, this Second Supplemental Indenture or the Indenture, any failure to enforce the provisions of any Security, this Second Supplemental Indenture or the Indenture, or any waiver, modification, consent or indulgence granted with respect thereto by the Holder of such Security or the Trustee, the recovery of any judgment against the Company or the Successor Company or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger, insolvency or bankruptcy of the Company or the Successor Company, any right to require a proceeding first against the Company or the Successor Company, protest or notice with respect to any such Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of, any premium and interest on, and any Additional Amounts required with respect to, the Securities and the complete performance of all other obligations contained in the Securities. The Guarantor further agrees, to the fullest extent that it lawfully may do so, that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 502 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or prohibition extant under any bankruptcy, insolvency, reorganization or other similar law of any jurisdiction preventing such acceleration in respect of the obligations guaranteed hereby.

(d) This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment on any Security, in whole or in part, is rescinded or must otherwise be restored to the Company, the Successor Company or the Guarantor upon the bankruptcy, liquidation or reorganization of the Company, the Successor Company or otherwise.

(e) The Guarantor shall be subrogated to all rights of the Holder of any Security against the Company or the Successor Company in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, any premium and interest on, and any Additional Amounts and sinking fund payments required with respect to, all Securities shall have been paid in full.

(f) As a separate and alternative stipulation, the Guarantor unconditionally and irrevocably agrees that any sum expressed to be payable by the Company or the Successor Company under the Securities but which is for any reason (whether or not now known or becoming known to the Company, the Successor Company the Guarantor, the Trustee or any Holder of any Security) not recoverable from the Guarantor on the basis of a guarantee will nevertheless be recoverable from it as if it were the sole principal debtor and will be paid by it to the Trustee on demand. This indemnity constitutes a separate and independent obligation from the other obligations in this Second Supplemental Indenture, gives rise to a separate and independent cause of action and will apply irrespective of any indulgence granted by the Trustee or any Holder of any Security.

Section 5. Subordination of Guarantee.

(a) The Guarantor covenants and agrees, and each Holder of a Security, by such Holder’s acceptance of the Guarantee provided in Section 4 hereof agrees, that all Securities shall be subject to the provisions of this Section 5; and each Holder of a Security, by its acceptance of the Guarantee, accepts and agrees to be bound by such provisions.

The payment by the Guarantor pursuant to the Guarantee of the principal of, any premium and interest on, any Additional Amounts with respect to the Securities shall, to the extent and in the manner hereinafter set forth, be subordinate in right of payment to the prior payment in full of all Guarantor Senior Indebtedness, whether outstanding at the date of this Second Supplemental Indenture or thereafter incurred.

For purposes of this Section 5, “Guarantor Senior Indebtedness” means all Indebtedness (as defined below) of the Guarantor outstanding at any time, except (a) the Guarantor’s obligations under the Guarantee in respect of the Securities, (b) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or pari passu with the Guarantor’s obligations under the Guarantee in respect of the Securities, (c) Indebtedness of the Guarantor to an Affiliate of the Guarantor, (d) interest accruing after the filing of a petition initiating any proceeding relating to the Guarantor under any applicable bankruptcy, insolvency, reorganization (other than a reorganization under a foreign law that does not relate to insolvency) law unless such interest is an allowed claim enforceable against the Guarantor in a proceeding under federal or state bankruptcy laws and (e) trade accounts payable.

For purposes of this Section 5, “Indebtedness” means, with respect to the Guarantor, (i) the principal of and any premium and interest on (a) indebtedness of the Guarantor for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Guarantor is responsible or liable; (ii) all obligations of the Guarantor under leases that are required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles (the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles; (iii) all obligations of the Guarantor issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of the Guarantor for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of the Guarantor to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by the Guarantor of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, the Guarantor is responsible or liable as obligor, guarantor or otherwise; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of the Guarantor (whether or not such obligation is assumed by the Guarantor), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (vii) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (i) through (vi) above.

No provision of this Section 5 shall prevent the occurrence of any default or Event of Default under the Indenture.

(b) In the event and during the continuation of any default by the Guarantor in the payment of principal, premium, interest or any other amount due on any Guarantor Senior Indebtedness, or in the event that the maturity of any Guarantor Senior Indebtedness has been accelerated because of a default, then, in either case, no payment shall be made by the Guarantor pursuant to the Guarantee with respect to the principal (including redemption payments) of, any premium or interest on, or any Additional Amounts with respect to, the Securities.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee when such payment is prohibited by the preceding paragraph of this Section 5(b), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Guarantor Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Guarantor Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of such Guarantor Senior Indebtedness (or their representative or representatives or a trustee) notify the Trustee in writing within 90 days of such payment of the amounts then due and owing on such Guarantor Senior Indebtedness and only the amounts specified in such notice to the Trustee shall be paid to the holders of such Guarantor Senior Indebtedness.

(c) Upon any payment by the Guarantor or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of the Guarantor, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Guarantor Senior Indebtedness shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment is made by the Guarantor pursuant to the Guarantee on account of the principal of, premium or interest on, or Additional Amounts with respect to, the Securities; and upon any such dissolution, winding-up, liquidation or reorganization, or in any such bankruptcy, insolvency, receivership or other proceeding, any payment by the Guarantor, or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities, to which the Holders or the Trustee would be entitled to receive from the Guarantor, except for the provisions of this Section 5, shall be paid by the Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders or by the Trustee under the Indenture if received by them or it, directly to the holders of such Guarantor Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of such Guarantor Senior Indebtedness held by such holders, as calculated by the Guarantor) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Guarantor Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay such Guarantor Senior Indebtedness in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of such Guarantor Senior Indebtedness, before any payment or distribution is made pursuant to the Guarantee to the Holders of the Securities or to the Trustee.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Guarantor pursuant to the Guarantee of any kind or character, whether in cash, property or securities, prohibited by the foregoing shall be received by the Trustee before all such Guarantor Senior Indebtedness is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of such Guarantor Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Guarantor Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Guarantor, for application to the payment of all such Guarantor Senior Indebtedness remaining unpaid to the extent necessary to pay such Guarantor Senior Indebtedness in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Guarantor Senior Indebtedness.

For purposes of this Section 5, the words “cash, property or securities” shall not be deemed to include shares of stock of the Guarantor as reorganized or readjusted, or securities of the Guarantor or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Section 5 with respect to the Guarantee to the payment of all Guarantor Senior Indebtedness, provided that (i) such Guarantor Senior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Guarantor Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Guarantor with, or the merger of the Guarantor into, another Person or the liquidation or dissolution of the Guarantor following the conveyance, transfer or lease of its property as an entirety, or substantially as an entirety, to another Person shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 5(c) if such other Person shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Sections 801 and 802 of the Indenture as if they applied to the Guarantor mutatis mutandis. Nothing in Section 5(b) or in this Section 5(c) shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.6 of the Indenture.

(d) Subject to the payment in full of all Guarantor Senior Indebtedness, the rights of the Holders of the Securities shall be subrogated to the rights of the holders of such Guarantor Senior Indebtedness to receive payments or distributions of cash, property or securities of the Guarantor applicable to such Guarantor Senior Indebtedness until the principal of, any premium and interest on, and any Additional Amounts with respect to, the Securities shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of such Guarantor Senior Indebtedness of any cash, property or securities to which the Holders or the Trustee would be entitled except for the provisions of this Section 5, and no payment over pursuant to the provisions of this Section 5 to or for the benefit of the holders of such Guarantor Senior Indebtedness by Holders of the Securities or the Trustee, shall, as between the Guarantor, its creditors other than holders of such Guarantor Senior Indebtedness, and the Holders of the Securities, be deemed to be a payment by the Guarantor to or on account of such Guarantor Senior Indebtedness. It is understood that the provisions of this Section 5 are and are intended solely for the purposes of defining the relative rights of the Holders of the Securities, on the one hand, and the holders of such Guarantor Senior Indebtedness on the other hand.

Nothing contained in this Section 5 or elsewhere in this Second Supplemental Indenture, the Indenture or in the Securities is intended to or shall impair, as between the Guarantor, its creditors other than the holders of Guarantor Senior Indebtedness, and the Holders of the Securities, the obligation of the Guarantor, which is absolute and unconditional, to pay to the Holders of the Securities pursuant to the Guarantee the principal of, any premium and interest on, and any Additional Amounts with respect to, the Securities as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Securities and creditors of the Guarantor, other than the holders of such Guarantor Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the Holder of any Security from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Section 5 of the holders of such Guarantor Senior Indebtedness in respect of cash, property or securities of the Guarantor, as the case may be, received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Guarantor referred to in this Section 5, the Trustee, subject to the provisions of Article Six of the Indenture, and the Holders shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of the Securities, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of Guarantor Senior Indebtedness and other indebtedness of the Guarantor, as the case may be, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 5.

(e) Each Holder of Securities by such Holder’s acceptance of the Guarantee authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Section 5 and appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes.

(f) The Guarantor shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Guarantor that would prohibit the making of any payment of monies to or by the Trustee in respect of the Securities of any series pursuant to the provisions of this Section 5. Notwithstanding the provisions of this Section 5 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Securities pursuant to the provisions of this Section 5, unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Guarantor or a holder or holders of Guarantor Senior Indebtedness or from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Article 6 of the Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 5(f) at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment pursuant to the Guarantee of the principal of, any premium or interest on, or any Additional Amounts with respect to, any Security), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

The Trustee, subject to the provisions of Article Six of the Indenture, shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Guarantor Senior Indebtedness (or a trustee on behalf of such holder), to establish that such notice has been given by a holder of such Guarantor Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Guarantor Senior Indebtedness to participate in any payment or distribution pursuant to this Section 5, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Guarantor Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this section 5, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Upon any payment or distribution of assets of the Guarantor referred to in this Section 5, the Trustee and the Holders shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding-up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of the Securities, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Guarantor Senior Indebtedness and other indebtedness of the Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 5.

(g) The Trustee in its individual capacity shall be entitled to all the rights set forth in this Section 5 in respect of any Guarantor Senior Indebtedness at any time held by it, to the same extent as any other holder of such Guarantor Senior Indebtedness, and nothing in this Second Supplemental Indenture or the Indenture shall deprive the Trustee of any of its rights as such holder.

With respect to the holders of Guarantor Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Section 5, and no implied covenants or obligations with respect to the holders of such Guarantor Senior Indebtedness shall be read into this Second Supplemental Indenture or the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Guarantor Senior Indebtedness and, subject to the provisions of Article Six of the Indenture, the Trustee shall not be liable to any holder of such Guarantor Senior Indebtedness if it shall pay over or deliver to Holders of the Securities, the Guarantor or any other Person mistakenly or otherwise money or assets to which any holder of such Guarantor Senior Indebtedness shall be entitled by virtue of this Section 5 or otherwise.

Nothing in this Section 5 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.6 of the Indenture.

(h) No right of any present or future holder of any Guarantor Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Guarantor, or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Guarantor with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Guarantor Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Securities, without incurring responsibility to such Holders and without impairing or releasing the subordination provided in this Section 5 or the obligations hereunder of the Holders of the Securities to the holders of such Guarantor Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Guarantor Senior Indebtedness, or otherwise amend or supplement in any manner such Guarantor Senior Indebtedness or any instrument evidencing the same or any agreement under which such Guarantor Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Guarantor Senior Indebtedness; (iii) release any Person liable in any manner for the collection of such Guarantor Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Guarantor and any other Person.

Section 6. Amendment of Indenture.

The definition of “Senior Indebtedness” in Section 101 of the Indenture is hereby amended to exclude from such definition any Indebtedness (the “ACE Subordinated Indebtedness”) issued under the indenture, dated as of December 1, 1999, among the Successor Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A. (as successor), as trustee, it being the intention of this Second Supplemental Indenture that the ACE Subordinated Indebtedness and the Securities shall rank pari passu with each other and that the Guarantor’s guarantee of the ACE Subordinated Indebtedness and the Guarantee provided in this Second Supplemental Indenture shall rank pari passu with each other.

Section 7. Representations and Warranties.

(a) The Successor Company represents and warrants that (i) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the Indenture, (ii) that it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (iii) that it is a corporation organized and existing under the laws of the State of Delaware, (iv) that both immediately before and after giving effect to the Merger and this Second Supplemental Indenture, no Default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing and (v) that this Second Supplemental Indenture is executed and delivered pursuant to Section 901(1) and Article Eight of the Indenture and does not require the consent of the Securityholders.

(b) The Guarantor represents and warrants that (i) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture, (ii) that it is a company limited by shares (Aktiengesellschaft) under the laws of Switzerland and (iii) that this Second Supplemental Indenture is executed and delivered pursuant to Section 901(7) of the Indenture and does not require the consent of the Securityholders.

Section 8. Conditions of Effectiveness. This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a) the Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received one or more counterparts of this Second Supplemental Indenture executed by the Company, the Successor Company and the Guarantor;

(b) the Trustee shall have received an Officers’ Certificate stating that (i) this Second Supplemental Indenture complies with the requirements of Article Nine of the Indenture; and (ii) in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the Merger and this Second Supplemental Indenture have been complied with;

(c) the Trustee shall have received an Opinion of Counsel to the effect that (i) all conditions precedent provided for in the Indenture relating to the Merger and this Second Supplemental Indenture have been complied with; (ii) this Second Supplemental Indenture complies with the requirements of Article Nine of the Indenture and is authorized or permitted by, and conforms to, the terms of Article Nine of the Indenture; (iii) it is proper for the Trustee, under the provisions of Article Nine of the Indenture, to join in the execution of this Second Supplemental Indenture; and (iv) the Merger and the assumption by the Successor Company under this Second Supplemental Indenture comply with the provisions of Article Eight of the Indenture; and

(d) the Successor Company and the Company shall have duly executed and filed with the Secretaries of State of the States of Delaware and New Jersey Certificates of Merger in connection with the Merger.

Section 9. Reference to the Indenture.

(a) Upon the effectiveness of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b) Upon the effectiveness of this Second Supplemental Indenture, each reference in the Debt Securities to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c) The Indenture, as amended and supplemented hereby shall remain in full force and effect and is hereby ratified and confirmed.

Section 10. Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

Section 11. Governing Law; Binding Effect. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

Section 12. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Company or the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture. In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 13. Submission to Jurisdiction. The Company, the Successor Company and the Guarantor each agrees that any judicial proceedings instituted in relation to any matter arising under the Indenture, this Second Supplemental Indenture or the Securities may be brought in any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York to the extent that such court has subject matter jurisdiction over the controversy, and, by execution and delivery of this Second Supplemental Indenture, the Company, the Successor Company and the Guarantor each hereby irrevocably accepts, generally and unconditionally, the jurisdiction of the aforesaid courts, acknowledges their competence and irrevocably agrees to be bound by any judgment rendered in such proceeding. The Company, the Successor Company and the Guarantor each also irrevocably and unconditionally waives for the benefit of the Trustee and the Holders of the Securities any immunity from jurisdiction and any immunity from legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) in respect of the Indenture and this Second Supplemental Indenture. The Company, the Successor Company and the Guarantor each hereby irrevocably designates and appoints for the benefit of the Trustee and the Holders of the Securities for the term of the Indenture and this Second Supplemental Indenture ACE Group Holdings, Inc., 1133 Avenue of the Americas, 32nd Floor, New York, New York 10036, as its agent to receive on its behalf service of all process (with a copy of all such service of process to be delivered to the General Counsel and Secretary, ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland) brought against it with respect to any such proceedings in any such court in The City of New York, such service being hereby acknowledged by each of the Company, the Successor Company and the Guarantor to be effective and binding service on it in every respect whether or not the Company, the Successor Company or the Guarantor, as the case may be, shall then be doing or shall have at any time done business in New York. Such appointment shall be irrevocable so long as any of the Securities or the respective obligations of the Company, the Successor Company and the Guarantor under the Indenture or this Second Supplemental Indenture remain outstanding, or until the appointment of a successor by the Company, the Successor Company or the Guarantor, as the case may be, and such successor’s acceptance of such appointment. Upon such acceptance, the Company, the Successor Company or the Guarantor, as the case may be, shall notify the Trustee of the name and address of such successor. The Company, the Successor Company and the Guarantor each further agrees for the benefit of the Trustee and the Holders of the Securities to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of said ACE Group Holdings, Inc. in full force and effect so long as any of the Securities or the respective obligations of the Company, the Successor Company and the Guarantor under the Indenture or this Second Supplemental Indenture shall be outstanding. The Trustee shall not be obligated and shall have no responsibility with respect to any failure by the Company, the Successor Company or the Guarantor to take any such action. Nothing herein shall affect the right to serve process in any other manner permitted by any law or limit the right of the Trustee or any Holder to institute proceedings against the Company, the Successor Company or the Guarantor in the courts of any other jurisdiction or jurisdictions.

Section 14. Waiver of Jury Trial. EACH OF THE COMPANY, THE SUCCESSOR COMPANY, THE GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Remainder of page intentionally left blank; signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

THE CHUBB CORPORATION

By:	/S/ KENNETH KOREYVA
Name:	Kenneth Koreyva
Title:	President and Treasurer

ACE INA HOLDINGS INC.

By:	/S/ KENNETH KOREYVA
Name:	Kenneth Koreyva
Title:	Chief Financial Officer

ACE LIMITED

By:	/S/ PHILIP V. BANCROFT
Name:	Philip V. Bancroft
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., not in its individual capacity, but solely as Trustee

By:	/S/ TERESA PETTA
Name:	Teresa Petta
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

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